Exhibit 99.1

Media Contacts	Investor Contact
Anita Liskey, 312,466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE

CME Group Inc. Reports Strong Second-Quarter 2013 Financial Results

CHICAGO, August 1, 2013—CME Group Inc. (NASDAQ: CME) today reported revenues of $816 million and operating income of $508 million for the second quarter of 2013. Net income attributable to CME Group was $311 million and diluted earnings per share were $0.93.

“We were extremely pleased to see trading volumes in our core business increase 16 percent during the quarter from second-quarter 2012, as clients turned to our products to manage heightened volatility in several markets,” said CME Group Executive Chairman and President Terry Duffy. “This significant growth demonstrates the demand for our product offerings, which we continued to expand through new product launches and extensions. Our global footprint also continues to broaden. Notably, we achieved record volume from Asia and Latin America during the quarter, up 28 and 40 percent from the same period last year, respectively. We intend to further strengthen our growth potential overseas with the launch of our new European exchange later this year.”

“Our strong second-quarter results were highlighted by quarterly volume records in foreign exchange and metals and many daily and monthly volume and open interest records in other product areas,” said CME Group Chief Executive Officer Phupinder Gill. “During the quarter, our interest rates complex performed extremely well, with June volumes up 70 percent from the prior June. Furthermore, our cleared OTC interest rate business tripled from the prior quarter, while we saw open interest jump considerably to a current level of $4 trillion. Dramatic improvements in crude oil fundamentals allowed our WTI futures contract to regain its leadership position among energy benchmarks. I am proud of the efforts of our employees and their commitment to help our customers navigate in this new world with the broadest range of solutions available by far in the marketplace.”

Second-quarter 2013 average daily volume was 14.3 million contracts, up 16 percent from second-quarter 2012 and included quarterly records in the foreign exchange and metals product lines. Clearing and transaction fee revenues were $693 million, up 8 percent compared with the same period last year. Second-quarter total average rate per contract was $0.748 cents, down from $0.785 cents in first-quarter 2013, driven primarily by a higher proportion of total volume coming from products with lower average fees, as well as volume discounts and incentives.

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Second-quarter 2013 operating expense was $308 million, which resulted in a second-quarter 2013 operating margin of 62 percent. Operating margin is defined as operating income as a percentage of total revenues.

During the second quarter, the effective tax rate was 38.7 percent. As of June 30, the company had more than $2 billion of cash and marketable securities and $2.9 billion of debt.

CME Group will hold a conference call to discuss second-quarter 2013 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform and its trading facilities in New York and Chicago. CME Group also operates CME Clearing, one of the world’s leading central counterparty clearing providers, which offers clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions. These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the over-the-counter market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations, including the impact of any changes in domestic and foreign laws or government policy with respect to our industry, including any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading, the state of the overall economy or declines in subscriptions; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our

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compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers stemming from the continued uncertainty in the financial markets; our ability to accommodate increases in contract volume and order transaction traffic without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; the unfavorable resolution of material legal proceedings; and the seasonality of the futures business. For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

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CME Group Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)

	June 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$1,968.0	$1,604.7
Marketable securities	61.3	56.6
Accounts receivable, net of allowance	359.1	267.5
Other current assets (includes $40.0 in restricted cash)	260.4	204.3
Cash performance bonds and guaranty fund contributions	14,275.8	6,584.8

Total current assets	16,924.6	8,717.9
Property, net of accumulated depreciation and amortization	713.2	724.0
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,801.9	2,853.7
Goodwill	7,569.0	7,566.9
Other assets (includes $70.1 and $73.0 in restricted cash)	1,698.7	1,825.4

Total Assets	$46,882.7	$38,863.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$37.0	$41.7
Short-term debt	1,499.4	749.7
Other current liabilities	380.7	240.7
Cash performance bonds and guaranty fund contributions	14,275.8	6,584.8

Total current liabilities	16,192.9	7,616.9
Long-term debt	1,358.2	2,106.8
Deferred income tax liabilities, net	7,248.2	7,413.3
Other liabilities	228.8	220.5

Total Liabilities	25,028.1	17,357.5
Redeemable non-controlling interest	—	80.8
CME Group shareholders’ equity	21,848.6	21,419.1
Non-controlling interest	6.0	5.8

Total Equity	21,854.6	21,424.9

Total Liabilities and Equity	$46,882.7	$38,863.2

CME Group Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues
Clearing and transaction fees	$692.5	$643.6	$1,285.7	$1,264.7
Market data and information services	79.4	110.8	160.3	225.0
Access and communication fees	20.6	22.6	42.1	42.3
Other	23.6	18.9	46.6	38.5

Total Revenues	816.1	795.9	1,534.7	1,570.5
Expenses
Compensation and benefits	128.9	131.1	258.3	266.2
Communications	8.6	10.7	17.5	21.0
Technology support services	13.8	12.1	26.2	24.9
Professional fees and outside services	27.9	40.3	49.8	72.5
Amortization of purchased intangibles	25.9	31.3	51.8	64.1
Depreciation and amortization	33.2	33.6	65.8	68.5
Occupancy and building operations	19.0	18.7	37.5	39.0
Licensing and other fee agreements	26.9	23.3	48.1	44.0
Other	24.1	25.6	66.4	49.9

Total Expenses	308.3	326.7	621.4	650.1

Operating Income	507.8	469.2	913.3	920.4
Non-Operating Income (Expense)
Investment income	18.7	6.1	22.3	18.2
Interest and other borrowing costs	(39.2)	(28.9)	(78.2)	(58.0)
Equity in net gains (losses) of unconsolidated subsidiaries	20.2	(0.9)	37.7	(1.7)
Other non-operating income (expense)	—	65.2	—	65.2

Total Non-Operating	(0.3)	41.5	(18.2)	23.7

Income before Income Taxes	507.5	510.7	895.1	944.1
Income tax provision	196.2	257.3	346.4	424.4

Net Income	311.3	253.4	548.7	519.7
Less: net income (loss) attributable to non-controlling interests	0.1	8.5	1.7	8.2

Net Income Attributable to CME Group	$311.2	$244.9	$547.0	$511.5

Earnings per Common Share Attributable to CME Group:
Basic	$0.94	$0.74	$1.65	$1.55
Diluted	0.93	0.74	1.64	1.54
Weighted Average Number of Common Shares:
Basic	332,341	331,078	332,148	330,946
Diluted	334,073	332,162	333,739	332,009

CME Group Inc. and Subsidiaries

Quarterly Operating Statistics

	2Q 2012	3Q 2012	4Q 2012	1Q 2013	2Q 2013
Trading Days	64	63	64	60	64

Quarterly Average Daily Volume (ADV)

CME Group ADV (in thousands)

Product Line	2Q 2012	3Q 2012	4Q 2012	1Q 2013	2Q 2013
Interest rates	5,136	4,514	4,094	5,656	6,828
Equities	2,919	2,391	2,532	2,608	3,079
Foreign exchange	920	846	767	1,010	1,042
Energy	1,741	1,590	1,489	1,730	1,796
Agricultural commodities	1,288	1,171	982	1,084	1,106
Metals	372	327	324	396	471

Total	12,376	10,839	10,188	12,484	14,323
Venue
Electronic	10,595	9,293	8,899	10,908	12,457
Open outcry	1,109	979	751	885	1,134
Privately negotiated	238	208	210	275	304

Exchange-traded Total	11,942	10,481	9,859	12,068	13,895
CME ClearPort	434	358	329	416	427

Total	12,376	10,839	10,188	12,484	14,323

Average Rate Per Contract (RPC)

CME Group RPC

Product Line	2Q 2012	3Q 2012	4Q 2012	1Q 2013	2Q 2013
Interest rates	$0.485	$0.481	$0.494	$0.468	$0.455
Equities	0.674	0.685	0.697	0.691	0.714
Foreign exchange	0.807	0.808	0.835	0.848	0.826
Energy	1.496	1.473	1.487	1.390	1.260
Agricultural commodities	1.264	1.301	1.298	1.318	1.378
Metals	1.649	1.693	1.709	1.656	1.613

Average RPC	$0.812	$0.822	$0.831	$0.785	$0.748
Venue
Exchange-traded	$0.750	$0.757	$0.771	$0.730	$0.710
CME ClearPort	2.510	2.719	2.646	2.360	1.969

Note: Fourth-quarter 2012 and first-quarter 2013 volume and RPC data does not include volume and revenue from our acquisition of the Kansas City Board of Trade completed on November 30, 2012. Kansas City Board of Trade average daily volume for first-quarter 2013 totaled 24,579.